Exhibit 99.1

Metallus Announces Second-Quarter 2025 Results

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Net sales of $304.6 million with net income of $3.7 million and adjusted EBITDA(1) of $26.5 million
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Operating cash flow of $34.8 million with ending cash and cash equivalents of $190.8 million
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Invested $17.8 million in capital expenditures and deployed $3.3 million to repurchase common shares
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During the quarter, the company settled its remaining convertible notes; total liquidity(2) was $437.0 million as of June 30, 2025

CANTON, Ohio: August 7, 2025 – Metallus (NYSE: MTUS), a leader in high-quality specialty metals, manufactured components and supply chain solutions, today reported second-quarter 2025 net sales of $304.6 million and net income of $3.7 million, or $0.09 per diluted share. On an adjusted basis(1), the second-quarter 2025 net income was $8.4 million, or $0.20 per diluted share, and adjusted EBITDA was $26.5 million.

This compares with the sequential first-quarter 2025 net sales of $280.5 million and net income of $1.3 million, or $0.03 per diluted share. On an adjusted basis(1), the first-quarter 2025 net income was $3.2 million, or $0.07 per diluted share, and adjusted EBITDA was $17.7 million.

In the same quarter last year, net sales were $294.7 million and net income was $4.6 million, or $0.10 per diluted share. On an adjusted basis(1), the second-quarter 2024 net income was $6.7 million, or $0.15 per diluted share, and adjusted EBITDA was $19.9 million.

“We delivered solid second-quarter results with significant improvement in profitability and operating cash flow, supported by improving end markets, continued market share gains, and strong execution by our teams,” said Mike Williams, chief executive officer. “Safety and operational excellence remain top priorities, and we’re seeing the benefits of ongoing process improvements across our manufacturing facilities, including an increase in melt utilization, as expected. Demand for our domestic steel remains strong, reinforcing our position as a trusted supplier. Additionally, we remain on track with the installation of new assets that will expand our capabilities and directly support the Army’s mission to increase munitions production.”

“Looking ahead to the second half of the year, we’re well-positioned to support customer requirements while continuing to advance key manufacturing initiatives, entering into labor contract negotiations in the coming weeks, and preparing for our annual shutdown maintenance,” said Mike Williams. “While these efforts are expected to have a short-term cost impact, they reflect our commitment to strengthening operations, investing in our people, and driving long-term value. We remain confident in our strategic direction and our ability to deliver sustained profitability and cash flow across all market environments,” stated Williams.

SECOND-QUARTER 2025 FINANCIAL SUMMARY

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Net sales of $304.6 million increased 9 percent compared with $280.5 million in the first quarter 2025. The increase in net sales was primarily driven by higher shipments and an increase in raw material surcharge revenue per ton. Compared with the prior-year second quarter, net sales increased by 3 percent on higher shipments partially offset by lower price/mix.

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Ship tons of 167,700 increased 14,800 tons sequentially, or 10 percent, driven by higher shipments in the aerospace & defense, automotive, and energy end markets. Compared with the prior-year second quarter, ship tons increased 12 percent as a result of higher industrial, energy, and automotive shipments, partially offset by lower aerospace & defense shipments.
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Manufacturing benefited from increased fixed cost leverage on higher production volume. Melt utilization improved to 71 percent in the second quarter from 65 percent in the first quarter and 53 percent in the same quarter last year.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of June 30, 2025, the company’s cash and cash equivalents balance was $190.8 million. In the second quarter, operating cash flow was $34.8 million, primarily driven by profitability and the receipt of an income tax refund. Capital expenditures totaled $17.8 million in the second quarter including $15.3 million for projects funded by the U.S. government. Total liquidity(2) was $437.0 million as of June 30, 2025.

Required pension contributions totaled $5.9 million in the second quarter, most of which related to the bargaining unit pension plan. The company repurchased approximately 255,000 common shares in the open market at an aggregate cost of $3.3 million. As of June 30, 2025, the company had $93.9 million remaining under its authorized share repurchase program.

Additionally, the company settled the remaining $5.5 million aggregate principal amount of its outstanding convertible notes at a cost of $9.1 million. As of June 30, 2025, the company has no outstanding borrowings.

During the second quarter, the company received $5.1 million from the U.S. Army as part of the previously announced $99.75 million capacity expansion funding agreement in support of the U.S. Army's mission of ramping up munitions production. To date, the company has received $71.5 million of government funding and expects additional funding to be provided under the previously announced agreements throughout 2025 and into early 2026 as mutually agreed upon milestones are achieved.

OUTLOOK

Given the elements outlined in the outlook below, the company expects third-quarter adjusted EBITDA to be modestly lower than the second quarter. While the company expects sequentially similar shipments and base prices as well as improved operational performance, profitability is expected to be negatively impacted by costs associated with labor agreement negotiations, higher electricity costs, and planned annual shutdown maintenance costs.

Commercial:

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Third-quarter shipments are expected to be similar to the second quarter.
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Lead times for both bar and tube products currently extend to October.
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Base price per ton is anticipated to remain relatively steady.

Operations:

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The company expects an increase in the average melt utilization rate in the third quarter from 71 percent in the second quarter.
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Annual shutdown maintenance is planned for the second half of 2025 at a cost of approximately $15 million, of which approximately $5 million is expected to occur in the third quarter.

Other matters:

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Planned capital expenditures are approximately $125 million for the full year of 2025, consistent with previous guidance and inclusive of approximately $90 million of capital expenditures funded by the U.S. government.
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Required pension contributions are expected to decline to approximately $3.5 million in the second half of 2025 compared with previous estimate of approximately $10 million during that period.
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In July, the company received an additional $10.0 million in government funding related to the capacity expansion funding agreement.
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As previously announced, the company will begin negotiations with the United Steelworkers on August 18, 2025 regarding the current labor agreement that is set to expire on September 29, 2025. The company anticipates $3 million to $5 million of incremental cost in the second half of 2025 associated with labor agreement negotiations.
(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

METALLUS EARNINGS WEBCAST INFORMATION

Metallus will provide live Internet listening access to its conference call with the financial community scheduled for Friday, August 8, 2025 at 9:00 a.m. ET. The live conference call will be broadcast at investors.metallus.com. A replay of the conference call will also be available at investors.metallus.com.

ABOUT METALLUS INC.

Metallus (NYSE: MTUS) manufactures high-performance specialty metals from recycled scrap metal in Canton, OH, serving demanding applications in industrial, automotive, aerospace & defense and energy end-markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, Metallus' proven expertise contributes to the performance of our customers' products. The company employs approximately 1,850 people and had sales of $1.1 billion in 2024. For more information, please visit us at www.metallus.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@metallus.com

NON-GAAP FINANCIAL MEASURES

Metallus reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus' results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: (1) the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in domestic and worldwide political and economic conditions due to, among other factors, U.S. and foreign trade policies and the impact on economic conditions, changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; (2) changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, availability of skilled labor and changes in the cost of labor and benefits; (3) the success of the company's operating plans, announced programs, initiatives and capital investments, the consistency to meet demand levels following unplanned downtime, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; (4) whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; (5) the company's pension obligations and investment performance; (6) with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; (7) availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; (8) the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital; (9) the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; (10) competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; (11) deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; (12) the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; (13) climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; (14) unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters; (15) cyber-related risks, including information technology system failures, interruptions and security breaches; (16) the potential impact of pandemics, epidemics, widespread illness or other health issues; and (17) with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the funding awarded to support these investments is received on the anticipated timetable, whether the company is able to successfully complete the installation and commissioning of the new assets on the targeted budget and timetable, and whether the anticipated increase in throughput is achieved. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data) (Unaudited)	2025	2024	2025	2024
Net sales	$304.6	$294.7	$585.1	$616.3
Cost of products sold	272.4	270.6	531.0	541.6
Gross Profit	32.2	24.1	54.1	74.7
Selling, general & administrative expenses (SG&A)	22.9	20.7	47.2	44.8
Loss (gain) on sale or disposal of assets, net	—	0.2	(1.5)	0.3
Loss on extinguishment of debt	3.6	—	3.6	—
Other (income) expense, net	(1.6)	(0.5)	(3.9)	(1.3)
Interest (income) expense, net	(1.3)	(2.4)	(2.8)	(5.2)
Income (Loss) Before Income Taxes	8.6	6.1	11.5	36.1
Provision (benefit) for income taxes	4.9	1.5	6.5	7.5
Net Income (Loss)	$3.7	$4.6	$5.0	$28.6

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.09	$0.10	$0.12	$0.65
Diluted earnings (loss) per share(1, 2)	$0.09	$0.10	$0.11	$0.62

Weighted average shares outstanding - basic	42.0	43.8	42.1	43.7
Weighted average shares outstanding - diluted(1, 2)	43.3	46.6	43.5	46.6

(1) For the three and six months ended June 30, 2025, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (0.6 million shares and 0.6 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (0.7 million shares and 0.8 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. Based on the timing of the convertible note settlement during the three and six months ended June 30, 2025, there were no adjustments to net income for the add back of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) For the three and six months ended June 30, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares and 1.7 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (1.1 million shares and 1.2 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million and $0.4 million for the three and six months ended June 30, 2024, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$190.8	$240.7
Accounts receivable, net of allowances	129.6	90.8
Inventories, net	223.4	219.8
Deferred charges and prepaid expenses	14.9	29.9
Other current assets	1.8	6.1
Total Current Assets	560.5	587.3

Property, plant and equipment, net	523.1	507.3
Operating lease right-of-use assets	16.0	11.7
Pension assets	7.8	5.5
Intangible assets, net	3.2	3.4
Other non-current assets	1.4	1.5
Total Assets	$1,112.0	$1,116.7

LIABILITIES
Accounts payable	$143.7	$119.2
Salaries, wages and benefits	25.0	16.8
Accrued pension and postretirement costs	14.9	66.5
Current operating lease liabilities	5.1	4.8
Current convertible notes, net	—	5.4
Government funding liabilities	73.1	53.5
Other current liabilities	14.4	15.3
Total Current Liabilities	276.2	281.5

Credit agreement	—	—
Non-current operating lease liabilities	10.9	6.9
Accrued pension and postretirement costs	108.0	110.2
Deferred income taxes	12.6	14.3
Other non-current liabilities	14.3	13.3
Total Liabilities	422.0	426.2
SHAREHOLDERS' EQUITY
Additional paid-in capital	842.7	843.9
Retained deficit	(47.4)	(52.4)
Treasury shares	(111.9)	(108.7)
Accumulated other comprehensive income (loss)	6.6	7.7
Total Shareholders' Equity	690.0	690.5
Total Liabilities and Shareholders' Equity	$1,112.0	$1,116.7

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$3.7	$4.6	$5.0	$28.6
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.1	13.4	27.8	26.8
Amortization of deferred financing fees	0.1	0.1	0.2	0.2
Loss on extinguishment of debt	3.6	—	3.6	—
Loss (gain) on sale or disposal of assets, net	—	0.2	(1.5)	0.3
Stock-based compensation expense	3.7	3.5	7.1	7.0
Pension and postretirement expense (benefit), net	1.0	2.1	1.8	4.1
Changes in operating assets and liabilities:
Accounts receivable, net	(3.7)	12.6	(38.5)	5.9
Inventories, net	7.6	33.0	(3.2)	23.7
Accounts payable	(8.1)	(30.7)	25.9	(14.2)
Other accrued expenses	5.3	(17.3)	8.2	(21.5)
Deferred charges and prepaid expenses	12.5	(5.9)	15.0	(4.6)
Pension and postretirement contributions and payments	(6.6)	(6.2)	(59.6)	(34.6)
Other, net	1.6	(1.1)	4.1	20.0
Net Cash Provided (Used) by Operating Activities	34.8	8.3	(4.1)	41.7
Investing Activities
Capital expenditures	(17.8)	(14.1)	(45.3)	(31.5)
Proceeds from government funding	5.1	10.0	18.0	10.0
Proceeds from disposals of property, plant and equipment	—	—	1.7	—
Net Cash Provided (Used) by Investing Activities	(12.7)	(4.1)	(25.6)	(21.5)
Financing Activities
Purchase of treasury shares	(3.3)	(9.6)	(8.9)	(14.0)
Proceeds from exercise of stock options	—	0.2	—	1.3
Shares surrendered for employee taxes on stock compensation	—	—	(2.6)	(15.4)
Repayments on convertible notes	(9.1)	—	(9.1)	—
Net Cash Provided (Used) by Financing Activities	(12.4)	(9.4)	(20.6)	(28.1)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	9.7	(5.2)	(50.3)	(7.9)
Cash, cash equivalents, and restricted cash at beginning of period	181.9	278.6	241.9	281.3
Cash, Cash Equivalents, and Restricted Cash at End of Period	$191.6	$273.4	$191.6	$273.4

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$190.8	$272.8	$190.8	$272.8
Restricted cash reported in other current assets	0.8	0.6	0.8	0.6
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$191.6	$273.4	$191.6	$273.4

Reconciliation of Free Cash Flow(2) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions) (Unaudited)	2025	2024	2025	2024
Net Cash Provided (Used) by Operating Activities	$34.8	$8.3	$(4.1)	$41.7
Less: Capital expenditures(1)	(2.5)	(14.1)	(16.1)	(31.5)
Free Cash Flow(2)	$32.3	$(5.8)	$(20.2)	$10.2

(1) On February 27, 2024, the Company entered into an agreement for up to $99.75 million in funding from the United States Army. In the three and six months ended June 30, 2025, funding proceeds of $5.1 million and $18.0 million were received and the related capital spending for the project of $15.3 million and $29.2 million is excluded from Free Cash Flow.

(2) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended June 30, 2025, June 30, 2024, and March 31, 2025:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended June 30, 2025		Three months ended June 30, 2024		Three months ended March 31, 2025
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(10)	Net income (loss)	Diluted earnings (loss) per share(11)
As reported	$3.7	$0.09	$4.6	$0.10	$1.3	$0.03
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	—	—	0.2	—	(1.5)	(0.03)
Loss on extinguishment of debt	3.6	0.08	—	—	—	—
Loss (gain) from remeasurement of benefit plans, net	—	—	1.0	0.02	—	—
Sales and use tax refund	—	—	—	—	(0.8)	(0.02)
Business transformation costs(3)	—	—	0.3	0.01	—	—
IT transformation costs(4)	1.0	0.02	1.2	0.03	0.9	0.02
Manufacturing optimization costs(5)	0.2	—	—	—	—	—
Rebranding costs(6)	—	—	0.1	—	0.1	—
Amortization of cloud-computing costs(7)	0.3	0.01	—	—	0.3	—
Salaried pension plan surplus asset distribution(8)	—	—	—	—	3.6	0.08
Tax effect on above adjustments(9)	(0.4)	(0.01)	(0.7)	(0.01)	(0.7)	(0.01)
As adjusted	$8.4	$0.20	$6.7	$0.15	$3.2	$0.07

(1) For the three months ended June 30, 2025 convertible notes (0.6 million shares) and common share equivalents for shares issuable for equity-based awards (0.7 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2025 was 43.3 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. Based on the timing of the convertible note settlement during the three months ended June 30, 2025, there were no adjustments to net income for the add back of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(4) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(5) Third party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(6) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(7) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(8) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the Company recognized a loss of $3.6 million when the remaining assets were distributed.

(9) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(10) For the three months ended June 30, 2024 convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three and six months ended June 30, 2024 was 46.6 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(11) For the three months ended March 31, 2025, common share equivalents for shares issuable for equity-based awards (0.9 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded in the computation of diluted earnings (loss) per share for the three months ended March 31, 2025 as these shares would be anti-dilutive.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the six months ended June 30, 2025 and June 30, 2024:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Six Months Ended June 30, 2025		Six Months Ended June 30, 2024
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(10)
As reported	$5.0	$0.11	$28.6	$0.62
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	(1.5)	(0.03)	0.3	—
Loss on extinguishment of debt	3.6	0.08	—	—
Loss (gain) from remeasurement of benefit plans, net	—	—	1.8	0.04
Sales and use tax refund	(0.8)	(0.02)	—	—
Business transformation costs(3)	—	—	0.6	0.01
IT transformation costs(4)	1.9	0.06	2.5	0.06
Manufacturing optimization costs(5)	0.2	—	—	—
Rebranding costs(6)	0.1	—	0.4	—
Amortization of cloud-computing costs(7)	0.6	0.02	—	—
Salaried pension plan surplus asset distribution(8)	3.6	0.08	—	—
Tax effect on above adjustments(9)	(1.1)	(0.03)	(1.4)	(0.02)
As adjusted	$11.6	$0.27	$32.8	$0.71

(1) For the six months ended June 30, 2025, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (0.6 million shares) and common share equivalents for shares issuable for equity-based awards (0.8 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the six months ended June 30, 2025 was 43.5 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. Based on the timing of the convertible note settlement during the six months ended June 30, 2025, there were no adjustments to net income for the add back of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(4) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(5) Third party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(6) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(7) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(8) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the Company recognized a loss of $3.6 million when the remaining assets were distributed.

(9) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(10) For the six months ended June 30, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the six months ended June 30, 2024 was 46.6 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.4 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(8) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2025	2024	2025	2024	2025
Net income (loss)	$3.7	$4.6	$5.0	$28.6	$1.3
Net Income Margin (1)	1.2%	1.6%	0.9%	4.6%	0.5%

Provision (benefit) for income taxes	4.9	1.5	6.5	7.5	1.6
Interest (income) expense, net	(1.3)	(2.4)	(2.8)	(5.2)	(1.5)

Depreciation and amortization	14.1	13.4	27.8	26.8	13.7
Amortization of cloud-computing costs (2)	0.3	—	0.6	—	0.3
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$21.7	$17.1	$37.1	$57.7	$15.4
EBITDA Margin (3)	7.1%	5.8%	6.3%	9.4%	5.5%
Adjustments:
(Gain) loss from remeasurement of benefit plans	—	1.0	—	1.8	—
Loss on extinguishment of debt	3.6	—	3.6	—	—
Sales and use tax refund	—	—	(0.8)	—	(0.8)
Business transformation costs (4)	—	0.3	—	0.6	—
IT transformation costs (5)	1.0	1.2	1.9	2.5	0.9
Manufacturing optimization costs(6)	0.2	—	0.2	—	—
Rebranding costs (7)	—	0.1	0.1	0.4	0.1
Salaried pension plan surplus asset distribution (8)	—	—	3.6	—	3.6
(Gain) loss on sale or disposal of assets, net	—	0.2	(1.5)	0.3	(1.5)
Adjusted EBITDA (9)	$26.5	$19.9	$44.2	$63.3	$17.7
Adjusted EBITDA Margin (9)	8.7%	6.8%	7.6%	10.3%	6.3%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization, including cloud-computing costs. EBITDA Margin is EBITDA as a percentage of net sales.

(4) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(5) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(6) Third party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(7) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(8) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the Company recognized a loss of $3.6 million when the remaining assets were distributed.

(9) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Reconciliation of Base Sales by end-market to GAAP Net Sales by end-market:

The tables below present net sales by end-market, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end-market, both on a gross basis and on a per ton basis, adjusted to exclude raw material and energy surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-markets.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and energy surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

(Dollars in millions, ship tons in thousands)
	Three Months Ended June 30, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	66.5	69.6	15.4	16.2	—	167.7

Net Sales	$104.4	$122.8	$42.1	$30.8	$4.5	$304.6
Less: Surcharges	28.6	24.8	5.7	7.8	—	66.9
Base Sales	$75.8	$98.0	$36.4	$23.0	$4.5	$237.7

Net Sales / Ton	$1,570	$1,764	$2,734	$1,901	$—	$1,816
Surcharges / Ton	$430	$356	$370	$481	$—	$399
Base Sales / Ton	$1,140	$1,408	$2,364	$1,420	$—	$1,417

	Three Months Ended June 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	56.4	67.8	16.4	9.5	—	150.1

Net Sales	$103.0	$122.3	$43.7	$20.9	$4.8	$294.7
Less: Surcharges	24.6	24.7	5.3	4.7	—	59.3
Base Sales	$78.4	$97.6	$38.4	$16.2	$4.8	$235.4

Net Sales / Ton	$1,826	$1,804	$2,665	$2,200	$—	$1,963
Surcharges / Ton	$436	$364	$323	$495	$—	$395
Base Sales / Ton	$1,390	$1,440	$2,342	$1,705	$—	$1,568

	Three Months Ended March 31, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	66.3	64.1	8.6	13.9	—	152.9

Net Sales	$101.7	$113.2	$32.5	$28.7	$4.4	$280.5
Less: Surcharges	26.6	21.6	3.4	6.7	—	58.3
Base Sales	$75.1	$91.6	$29.1	$22.0	$4.4	$222.2

Net Sales / Ton	$1,534	$1,766	$3,779	$2,065	$—	$1,835
Surcharges / Ton	$401	$337	$395	$482	$—	$381
Base Sales / Ton	$1,133	$1,429	$3,384	$1,583	$—	$1,454

(Dollars in millions, ship tons in thousands)
	Six Months Ended June 30, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	132.8	133.7	24.0	30.1	—	320.6

Net Sales	$206.1	$236.0	$74.6	$59.5	$8.9	$585.1
Less: Surcharges	55.2	46.4	9.1	14.5	—	125.2
Base Sales	$150.9	$189.6	$65.5	$45.0	$8.9	$459.9

Net Sales / Ton	$1,552	$1,765	$3,108	$1,977	$—	$1,825
Surcharges / Ton	$416	$347	$379	$482	$—	$391
Base Sales / Ton	$1,136	$1,418	$2,729	$1,495	$—	$1,434

	Six Months Ended June 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	117.2	134.3	32.9	20.9	—	305.3

Net Sales	$221.9	$245.2	$90.0	$48.9	$10.3	$616.3
Less: Surcharges	54.7	51.2	11.8	11.3	—	129.0
Base Sales	$167.2	$194.0	$78.2	$37.6	$10.3	$487.3

Net Sales / Ton	$1,893	$1,826	$2,736	$2,340	$—	$2,019
Surcharges / Ton	$467	$381	$359	$541	$—	$423
Base Sales / Ton	$1,426	$1,445	$2,377	$1,799	$—	$1,596

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$190.8	$240.7

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(148.5)	(176.8)
Availability	251.5	223.2
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.3)	(5.3)
Availability not borrowed	$246.2	$217.9

Total Liquidity(1)	$437.0	$458.6

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of June 30, 2025 and December 31, 2024, Metallus had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2024 2Q vs. 2025 2Q	2025 1Q vs. 2025 2Q
Beginning Adjusted EBITDA(1)	$19.9	$17.7
Volume	8.3	4.3
Price/Mix	(12.4)	(0.2)
Raw Material Spread	5.8	0.9
Manufacturing	6.2	3.6
SG&A	(2.5)	0.3
Other	1.2	(0.1)
Ending Adjusted EBITDA(1)	$26.5	$26.5

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).